Exhibit 99.1

SPARE CS INC. (“SPARE”)

GOPHER PROTOCOL, INC. (“GOPH”)

Initial Deal Terms:

1)     GOPH will acquire 50% of SPARE

2)     GOPH will pay to SPARE:

2.1) All needed cash flow and operating costs, sent via wire transfer every 30 days.

a) GOPH will advance SPARE $100,000 USD on 01/16/2018 (“ADVANCE”). This amount, $100,000 will be issued every 3 months until SPARE becomes cash flow positive.

2.2)	D’ontra Hughes, current SPARE CEO, to remain CEO of SPARE, for a minimum of 24 months at a monthly salary of $10,000 USD.

a) Current SPARE management team will stay on staff for at least 12 months following signing of agreement.

2.3)	GOPH will transfer ownership of 1.5M shares of newly issued shares in GOPH. The current estimated value of shares as of the last close date of: January 12, 2018 reported as $1.90 USD. Total estimated transfer of ownership equal to: $2,850,000 USD. And as such will deposit in escrow an additional 1.5M shares as limited price protection for 180 days.

a) SPARE will be restricted for 180 days from sale of any of the issued shares. Upon the 181st day SPARE will be fully authorized, without restriction, to sell any amount, up to the total amount of the issued shares. The right is solely reserved by the original company directors and will not be subject to vote.

b) GOPH will grant SPARE 1M shares in the form of a warrant to execute at a price of $3.00 for 36 months

3)     SPARE will become a subsidiary of GOPH

4)     SPARE will secure office space within Los Angeles County area and have a minimum of 2 employees on staff during regular business hours, Monday through Friday.

5)     GOPH agrees that in the case of default on 2.1 all Intellectual Property (“IP”) will be returned to SPARE

6)     SPARE retains all rights its core IP prior to and during the course of this agreement. GOPH retains all rights its core IP prior to and during the course of this agreement.

Equity Payment Fail-safe Protocol:

1)     Original owners of SPARE reserve the right to buy-back any shares held by current investors and investors who’s shares will convert as a result of the execution of this agreement.

SPARE		GOPH

/s/ D’ONTRA HUGHES	1/14/2018	/s/ GREG BAUER	1/14/2018
D’ONTRA HUGHES		GREG BAUER, CEO

2500 Broadway, Suite F 125, Santa Monica, CA 90404
Tel: 424.238.4587